UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number 333-68020

                          INTERNET RECREATION, INC.
                          -------------------------
            (Exact name of registrant as specified in its charter)

          24 Locust Street, Quitman, Arkansas 72131   (501) 589-2362
          ----------------------------------------------------------
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock ($.0001 par value)
                       -------------------------------
           (Title of each class of securities covered by this Form)

                               Not Applicable
                               --------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                            All correspondence to:
                         Brenda Lee Hamilton, Esquire
                       Hamilton, Lehrer and Dargan P.A.
                        2 East Camino Real, Suite 202
                          Boca Raton, Florida 33432
                            561-416-8956 Telephone
                            561-416-2855 Facsimile

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
          Rule 12g-4(a)(1)(i)   [ ]           Rule 12h-3(b)(1)(i)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice date: 36

Pursuant to the requirements of the Securities Exchange Act of 1934 Internet Recreation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October 14, 2003          By: /s/ Kathleen (Patty) Hackler
      ----------------              ----------------------------
                                        Kathleen (Patty) Hackler
                                    President (Principal Executive Officer)
                                    Chief Financial Officer, Secretary,
                                    Chairman of the Board

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.